Resources Global Professionals Announces 20% Increase in Quarterly Dividend and Dividend Payment Date

IRVINE, Calif., July 31, 2012 /PRNewswire/ -- Resources Global Professionals, a leading multinational provider of professional services and the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), announced today that its Board of Directors has approved a $0.01 per share (20%) increase in its quarterly cash dividend to $0.06 per share. The increased dividend will be payable on September 20, 2012 to all shareholders of record on August 23, 2012.

"Balancing our return of capital to shareholders in the form of the increased quarterly dividend and our stock repurchase program while retaining our ability to invest in our business organically and through acquisitions is critical," stated Tony Cherbak, president and chief operating officer of Resources. "The cash generation inherent in our business model allows us to meet both of these goals."

On an annualized basis, at the Company's recent stock price, this dividend represents a dividend yield of approximately 2.0% and anticipates cash usage of approximately $10.0 million per annum based upon the current shares outstanding.

"Our continued confidence in the financial strength of the Company led to the Board's decision to increase the quarterly dividend per share by $0.01 for the second consecutive year," said Bob Pisano, lead independent director of the Company's Board of Directors. "At the same time, the operating cash generated by Resources will also enable management to continue to pursue growth opportunities."

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise - accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, actuarial and legal and regulatory services.

Resources Global was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,000 professionals, annually serving approximately 1,900 clients around the world from 77 practice offices.

Headquartered in Irvine, California, Resources Global has served 85 of Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange's highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.

CONTACT: Analysts, Nate Franke, Chief Financial Officer, +1-1-714-430-6500, nate.franke@resources-us.com; or Media, Michael Sitrick, CEO Sitrick Brincko Group, +1-310-788-2850, mike_sitrick@sitrick.com